UHS HOLDCO, INC.

EXECUTIVE MANAGEMENT STOCK OPTION PLAN

1. Purpose.  UHS Holdco, Inc. (the “Company”), hereby adopts this 2018 Executive Management Stock Option Plan (the “Plan”).  The Plan is intended to recognize the contributions made to the Company by certain specified executives and provide such persons with additional incentive to devote themselves to the future success of the Company, by providing such persons with an opportunity to acquire or increase their proprietary interest in the Company through receipt of rights to acquire the Company’s Common Stock (the “Common Stock”), and to link a portion of their compensation to the achievements of the Company and the value of the Company’s Common Stock.  The Options provided under this Plan shall have an Option Price which is below fair market value as of the date of grant, and, accordingly, payments under this Plan are intended to be compliant with Code Section 409A and the final regulations thereunder.

2. Definitions. Unless the context clearly indicates otherwise, the following terms shall have the meanings set forth herein:

 “Award” shall mean a grant of an option to purchase Common Stock made pursuant to the terms of the Plan.

 “Change of Control” shall have the meaning as set forth in Section 9 of the Plan.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Universal Hospital Services, Inc. Compensation Committee.

“Common Stock” shall have the meaning set forth in Section 1 of the Plan.

“Disability” shall have the meaning set forth in Section 22(e)(3) of the Code.

 “Executive” shall mean an employee of the Company who is considered by the Company, in its sole and absolute discretion, to be a member of the Company’s executive management team.

“Option” shall mean a stock option granted under the Plan.  Options under this Plan are intended to be “non-qualified” stock options, and are offered at a discounted Option Price.

“Optionee” shall mean a person to whom an Option has been granted under the Plan, which Option has not been exercised and has not expired or terminated.

“Option Document” shall mean the document described in Section 8 of the Plan, as applicable, which sets forth the terms and conditions of each grant of Options.

“Option Price” shall mean the price at which Shares may be purchased upon exercise of an Option, as calculated pursuant to Subsection 8(b) of the Plan.

 “Shares” shall mean the shares of Common Stock of the Company, which are the subject of Options under the Plan.

3. Administration of the Plan. The Plan shall be administered by the Committee

(a) Meetings.  The Committee shall hold meetings at such times and places as it may determine, shall keep minutes of its meetings, and shall adopt, amend and revoke such rules or procedures as it may deem proper; provided, however, that it may take action with respect to the Plan only upon the agreement of a majority of the whole Committee.  Any action with respect to the Plan which the Committee shall take through a written instrument signed by a majority of its members shall be as effective as though it had been taken at a meeting duly called and held.

(b) Indemnification.  Each member of the Committee shall be entitled, without further act on his or her part, to indemnity from the Company and limitation of liability to the fullest extent provided by applicable law and by the Company’s Certificate of Incorporation and/or Bylaws in connection with or arising out of any action, suit or proceeding with respect to the administration of the Plan or the granting of Options  thereunder in which he or she may be involved by reason of his or her being or having been a member of the Committee, whether or not he or she continues to be such member of the Committee at the time of the action, suit or proceeding.

(c) Interpretation.  The Committee shall have the power and authority to interpret the Plan and to adopt rules and regulations for its administration that are not inconsistent with the express terms of the Plan.  Any such actions by the Committee shall be final, binding and conclusive on all parties in interest.

4. Grants under the Plan.  Under the Plan, the Committee may, in its discretion, grant Options to eligible individuals with, subject to the terms of this Plan, such terms and conditions as the Committee determines are appropriate.

5. Eligibility.  Only specified Executives of the Company shall be eligible to receive Options hereunder.  The Committee, in its sole discretion, shall determine whether an individual qualifies as an eligible Executive, regardless of any subsequent determination of a court or government agency that such determination was inaccurate for purposes other than this Plan.  The initial list of eligible Executives, which may be updated by the Committee from time to time in its sole discretion, is attached hereto as Exhibit A.

6. Shares Subject to Plan.  The maximum number of Shares for which Options may be granted under this Plan is 2,500,000.  The Shares shall be issued from authorized and unissued Common Stock or Common Stock held in or hereafter acquired for the treasury of the Company.  If an Option terminates or expires without having been fully exercised for any reason, the Shares for which the Option was not exercised may again be the subject of one or more Options.

7. Term of the Plan. The Plan is effective as of May 9, 2018, the date on which it was adopted by the Board of Directors of the Company.

8. Option Documents and Terms.  Options granted pursuant to the Plan shall be evidenced by the Option Documents in such form as the Committee shall from time to time approve, which Option Documents shall comply with and be subject to the following terms and conditions and such other terms and conditions as the Committee shall from time to time require which are not inconsistent with the terms of the Plan.

(a) Number of Option Shares.  Each Option Document shall state the number of Shares to which it pertains.  An Optionee may receive more than one Option, but only on the terms and subject to the conditions and restrictions of the Plan.

(b) Option Price. Each Option Document shall state the Option Price on the date the Option is granted in accordance with this Subsection 8(b).

(c) Exercise.  An Option issued under this Plan may only be exercised within [30 days] after the signing of a binding agreement for the Company to undergo a Change in Control event.  In the event any Option, or any portion of an Option, is not exercised within that period, such Option or portion thereof shall immediately expire without compensation to the Optionee.

(d) Medium of Payment.  Subject to the terms of the applicable Option Document, an Optionee shall pay for Shares (i) in cash, (ii) by certified or cashier’s check payable to the order of the Company,, (iii) by a “cashless exercise” in which the Company deducts from the total number of shares of stock for which an Executive elects to exercise an Option the minimum number of whole number of shares of stock sufficient to cover the aggregate exercise price thereof or (iv) by such other mode of payment as the Committee may approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board.  Furthermore, the Committee may provide in an Option Document that payment may be made in whole or in part in shares of the Company’s Common Stock held by the Optionee.  If payment is made in whole or in part in shares of the Company’s Common Stock, then the Optionee shall deliver to the Company certificates registered in the name of such Optionee representing the shares of the Company’s Common Stock owned by such Optionee, free of all liens, claims and encumbrances of any kind and having an aggregate fair market value on the date of delivery that is at least as great as the Option Price of the Shares (or relevant portion thereof) with respect to which such Option is to be exercised by the payment in shares of the Company’s Common Stock, endorsed in blank or accompanied by stock powers duly endorsed in blank by the Optionee.  In the event that certificates for shares of the Company’s Common Stock delivered to the Company represent a number of shares in excess of the number of shares required to make payment for the Option Price of the Shares (or relevant portion thereof) with respect to which such Option is to be exercised by payment in shares of the Company’s Common Stock, the stock certificate or certificates issued to the Optionee shall represent (i) the Shares in respect of which payment is made, and (ii) such excess number of shares.  Notwithstanding the foregoing, the Committee may impose from time to time such limitations and prohibitions on the use of shares of the Company’s Common Stock to exercise an Option as it deems appropriate.

(e) Termination of Options.
(i)	No Option shall be exercisable after the first to occur of the following:
(A)	Expiration of the period set forth in Section 8(c) of the Plan;
(B)	Expiration of any Option term specified in the Option Document;
(C)	Except to the extent otherwise provided in an Optionee’s Option Document, termination of the Optionee’s employment or service with the Company prior to a Change in Control event;

(D)

The failure of the Executive to accept a management package with the surviving company following any Change in Control event which is negotiated, in good faith, between such surviving company and the Chief Executive Officer of the Company as of the exercise date.

(E)	The date, if any, set by the Board of Directors as an accelerated expiration date in the event of the liquidation or dissolution of the Company;
(F)	The occurrence of such other event or events as may be set forth in the Option Document as causing an accelerated expiration of the Option; or
(ii)

Notwithstanding the foregoing, the Committee may extend the period during which all or any portion of an Option may be exercised to a date no later than the Option term specified in the Option Document pursuant to Subsection 8(e)(i)(A).

(f) Other Provisions.  Subject to the provisions of the Plan, the Option Documents shall contain such other provisions including, without limitation, additional restrictions upon the exercise of the Option or additional limitations upon the term of the Option, as the Committee shall deem advisable.

(g) Amendment.  Subject to the provisions of the Plan, the Committee shall have the right to amend any Option Document issued to an Optionee, subject to the Optionee’s consent if such amendment is not favorable to the Optionee,

9. Change of Control.

(a) A “Change of Control” shall be deemed to have occurred upon the earliest to occur of the following events: (a) a change in the ownership of the Company, as described in Treasury Regulations Section 1.409A-3(i)(5)(v);  (b) a change in the effective control of the Company, as described in Treasury Regulations Section 1.409A-3(i)(5)(vi); or a change in the ownership of a substantial portion of the Company’s assets, as described in Treasury Regulations Section 1.409A-3(i)(5)(vii).

10. Adjustments on Changes in Capitalization.

(a) If a dividend shall be declared upon the Common Stock payable in shares of Common Stock or if a stock split is declared with respect to the Common Stock, the number of shares of Common Stock then subject to any Option and the number of Shares reserved for the grant of Options, but not yet subject to an Option shall be adjusted by adding to each such Share the number of shares which would be distributable in respect thereof if such Shares had been outstanding on the date fixed for determining the shareholders of the Company entitled to receive such stock dividend or stock split.  In the event that the outstanding shares of Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, whether through reorganization, recapitalization, stock split, combination of shares, merger, consolidation or otherwise, there shall be substituted for each share of Common Stock subject to any such Option and for each share of Common Stock reserved for the grant of Options pursuant to the Plan but not yet subject to an Option, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall have been so changed or for which each such share shall have been exchanged.  In the event there shall be any change, other than as specified above in this Section 10, in the number or kind of outstanding shares of Common Stock or of any stock or other securities into which such Common Stock shall have been changed or for which it shall have been exchanged, then if the Committee shall in its sole discretion determine that such change equitably requires an adjustment in the number or kind of Shares theretofore reserved for the grant of Options pursuant to the Plan but not yet subject to an Option and of the Shares then subject to Options, such adjustment shall be made by the Committee and shall be effective and binding for all purposes of the Plan and of each Option outstanding thereunder.  In the case of any such substitution or adjustment as provided for in this Section 10, the Option Price for each share of Common Stock or other security which shall have been substituted for each share of Common Stock covered by an outstanding Option shall be adjusted appropriately to reflect such substitution or adjustment.

(b) Any adjustment under this Section 10 in the number of Shares subject to Options shall apply proportionately to only the unexercised portion of any Option granted hereunder.  If fractions of a Share would result from any such adjustment, the adjustment shall be revised to the next lower whole number of Shares.

(c) The Committee shall have authority to determine the adjustments to be made under this Section, and any such determination by the Committee shall be final, binding and conclusive.
11. Amendment of the Plan. The Board of Directors of the Company may amend the Plan from time to time in such manner as it may deem advisable.

12. No Commitment to Retain.  The grant of an Option pursuant to the Plan shall not be construed to imply or to constitute evidence of any agreement, express or implied, on the part of the Company to retain the Optionee as an employee, consultant or advisor of the Company, as a member of the Board of Directors or in any other capacity.

13. Withholding of Taxes.  In connection with any event relating to an Option, the Company shall have the right to (a) require the Optionee to remit or otherwise make available to the Company an amount sufficient to satisfy any Federal, state and/or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for such Shares or (b) take whatever other action it deems necessary to protect its interests with respect to tax liabilities.  In the sole discretion of the Committee, and subject to such conditions and limitations that the Committee may prescribe, the Optionee may satisfy withholding obligations through the surrender of Shares which the Optionee already owns, or to which the Optionee is otherwise entitled under the Plan, which are equal in value to the minimum withholding requirement.  The Company’s obligations under the Plan shall be conditioned on the Optionee’s compliance, to the Company’s satisfaction, with any withholding requirement.

14. Interpretation.  The Plan is intended to enable transactions under the Plan with respect to directors to satisfy the conditions of Rule 16b‑3; to the extent that any provision of the Plan would cause a conflict with such conditions or would cause the administration of the Plan as provided in Section 3 to fail to satisfy the conditions of Rule 16b‑3, such provision shall be deemed null and void to the extent permitted by applicable law.  In addition, with respect to the employees subject to 162(m) of the Code, transactions under the Plan are intended to avoid the loss of a deduction under that Code Section.